Exhibit 3.2

AMENDMENT TO BYLAWS OF
FRONTIER BEVERAGE COMPANY
(f/k/a/Assure Data, Inc.)

ARTICLE TEN
ADVISORY BOARD

10.01           Appointment and Purpose. The Board of Directors may by resolution appoint an advisory board to act solely in an advisory capacity to the Corporation.  The Board of Directors will have the final authority on all matters concerning the management of the Corporation.

10.02           Number; Qualification; Term. The board of directors shall by resolution designate one or more persons to serve as members of the advisory board.  The number and term of office of members of the advisory board shall be determined by the Board of Directors from time to time by resolutions.  Each member of the advisory board shall serve until the earliest of (a) the expiration of such member’s term, (b) such member’s resignation, or (c) such member’s removal by the Board of Directors.

10.03           Voting Rights; Compensation. Members of the advisory board will not have any right to attend Board of Directors meetings, vote as a director at such meetings or to otherwise direct or cause the direction of the management of the Corporation.  Members of the advisory board are not entitled to receive compensation for their services as such, however, the Board of Directors may grant compensation to advisory board members as it deems appropriate.

The undersigned, being the Secretary of Frontier Beverage Company, Inc. (f/k/a Assure Data, Inc.) (the “Corporation”), does hereby certify the foregoing Amendment to the Bylaws of the Corporation, as adopted by Written Action of the Board of Directors of the Company dated effective August 18, 2010.

/s/ Timothy Barham Timothy Barham, Secretary